Exhibit 4.59

SETTLEMENT AGREEMENT AND

GENERAL AND SPECIAL RELEASE OF ALL CLAIMS

This Settlement Agreement and General and Special Release of All Claims (“Agreement”) is entered into by and between Trintech Group, PLC (“Trintech”) and Slan Limited, on the one hand, and VeriFone Singapore Pte Ltd. (“VeriFone”), on the other hand. Trintech, Slan Limited, and VeriFone are sometimes referred to collectively as the “Parties.”

RECITALS

WHEREAS Verifone purchased from Trintech its business relating to providing secure integrated electronic card-based payment solutions (the “Business”).

WHEREAS to effectuate this purchase the parties and their affiliates entered into several agreements, including the Share Purchase Agreement, the Indemnity Agreement, and the Escrow Agreement (the “Agreements”), which, in addition to transferring the Business, also created an Escrow Fund to be used to indemnify an Indemnified Party, as defined in the Indemnification Agreement. WHEREAS several other companies related to the Parties were parties to the Agreements, including among others, Grindon Limited (the “Other Seller Parties”) and VeriFone Holdings, Inc. (the “Other Buyer Party”).

WHEREAS VeriFone, Trintech, the Other Seller Parties and the Other Buyer Party entered into the Agreements and transferred the Business from Trintech to VeriFone (the “Transaction”).

WHEREAS on or about February 29, 2008, VeriFone sent an Indemnification Certificate to the Escrow Holder, seeking payment from the Escrow Fund created under the Escrow Agreement and Indemnification Agreements, claiming it was owed money for severance payments made in excess of the statutory minimum and for costs incurred related to alleged defects in Smart 5000 devices, which were part of the Business. Trintech denies each and every allegation in the Indemnification Certificate.

WHEREAS the Parties each desire to resolve all matters between them, including all claims that were asserted or could have been asserted in the Indemnification Certificate, all claims relating to the Agreements, all claims relating to the Transaction, and all claims relating to the sale or operation of the Smart 5000 device (the “Released Matters”) against any other “Parties Released By VeriFone” and “Parties Released By Trintech” and “Parties Released by Slan Limited” (as those terms are defined in paragraphs 3, 4 and 5 below).

WHEREAS the parties to this Agreement make no admission of liability or wrongdoing and are entering into this Agreement for the sole purpose of resolving this matter, avoiding the time and expense incident to protracted litigation and obtaining peace.

NOW, THEREFORE, in consideration of the mutual covenants and promises in this Agreement, and for other further good and valuable consideration, including without limitation the mutual avoidance of further costs, inconvenience and uncertainties relating to the Released Matters, the Parties agree as follows.

AGREEMENT

1. Settlement Funds. Before October 31, 2008, both Parties will deliver or direct to be delivered to the Escrow Holder by the appropriate entity joint written instructions to pay to VeriFone one million dollars, pay one Trintech one million dollars, and pay the remaining amount in the Escrow Fund to VeriFone. The instructions to the Escrow Holder are attached hereto as Exhibit A.

2. No Admission Of Liability. By entering into this Agreement, none of the Parties admits the allegations or contentions of any other party, and each party is entering into this Agreement for the sole purpose of resolving this matter and avoiding the time and expense incident to protracted litigation.

3. Release By VeriFone. In consideration of the payment described in paragraph 1 above, the mutual avoidance of further costs, inconvenience and uncertainties relating to the Released Matters, and the release contained in this Agreement, VeriFone, on behalf of itself, its divisions, affiliates, parents, subsidiaries, officers, directors, shareholders, insurers, agents, and all other related entities, as well as its heirs, and beneficiaries, and anyone who claims or may claim by and/or through any of the foregoing and/or in their stead, do hereby and forever release, acquit, discharge, and covenant not to sue or initiate arbitration proceedings against Trintech, Slan Limited, the Other Seller Parties to the Agreements, their past and present insurers, attorneys (including without limitation Gibson, Dunn & Crutcher LLP, and its past and present attorneys, partners, associates, and other employees), partners, associates, and other employees, as well as all of those persons’ and entities’ past, present, and future successors, predecessors, parents, subsidiaries, sister and affiliated corporations, divisions or other related entities, shareholders, officers, directors, governors, partners, heirs, assigns, agents, trustees, spouses, administrators, assigns, subrogates, executors, fiduciaries, privies, beneficiaries, employees, and attorneys, as well as all of those persons’ and entities’ past and present successors, predecessors, parents, subsidiaries, sister and affiliated corporations, divisions or other related entities, shareholders, officers, directors, governors, partners, heirs, assigns, agents, trustees, spouses, administrators, assigns, subrogates, executors, fiduciaries, privies, beneficiaries, employees, insurers, and attorneys (collectively the “Parties Released By VeriFone”), from any and all causes of action, suits, claims, liens, demands, judgments, indebtedness, costs, damages, obligations, attorneys’ fees, losses, claims, controversies, liabilities, demands, and all other legal responsibilities in any form or nature (a) that were or could have been asserted in VeriFone’s Indemnification Certificate and/or (b) relate to the Agreements, and/or (c) relate to the Transaction in any way and/or (d) relate to the sale or operation of the Smart 5000 device in any way, including without limitation those arising out of or in any way related to the Released Claims (“Claims Released by VeriFone”).

4. Release By Trintech. In consideration of the mutual avoidance of further costs, inconvenience and uncertainties relating to the Released Matters, and the releases contained in this Agreement, Trintech, on behalf of itself and anyone who claims or may claim by and/or through any of the foregoing and/or in its stead, including without limitation the Parties Released By VeriFone, do hereby and forever release, acquit, discharge, and covenant not to sue VeriFone, the Other Seller Party, or their divisions, affiliates, parents, subsidiaries, officers, directors, shareholders, insurers, agents, all other related entities, officers, directors, employees, affiliated entities, partners, privies, and attorneys (including without limitation Business Litigation Associates, P.C., and their past and present attorneys, partners, associates, and other employees), as well as those persons’ and entities’ respective heirs, assigns, agents, trustees, spouses, administrators, subrogates, executors, fiduciaries, privies, beneficiaries, officers, directors, employees, affiliated entities, partners, privies, and attorneys (collectively the “Parties Released By Trintech”), from any and all causes of action, suits, claims, liens, demands, judgments, indebtedness, costs, damages, obligations, attorneys’ fees, losses, claims, controversies, liabilities, demands, and other legal responsibilities in any form or nature that (a) were or could have been asserted in VeriFone’s Indemnification Certificate and/or (b) relate to the Agreements, and/or (c) relate to the Transaction in any way and/or (d) relate to the sale or operation of the Smart 5000 device in any way, including without limitation those arising out of or in any way related to the Released Claims (collectively the “Claims Released By Trintech”).

5. Release by Slan Limited. In consideration of the mutual avoidance of further costs, inconvenience and uncertainties relating to the Released Matters, and the releases contained in this Agreement, Slan Limited, on behalf of itself and anyone who claims or may claim by and/or through any of the foregoing and/or in its stead, including without limitation the Parties Released By VeriFone, do hereby and forever release, acquit, discharge, and covenant not to sue VeriFone, the Other Seller Party, or their divisions, affiliates, parents, subsidiaries, officers, directors, shareholders, insurers, agents, all other related entities, officers, directors, employees, affiliated entities, partners, privies, and attorneys (including without limitation Business Litigation Associates, P.C., and their past and present attorneys, partners, associates, and other employees), as well as those persons’ and entities’ respective heirs, assigns, agents, trustees, spouses, administrators, subrogates, executors, fiduciaries, privies, beneficiaries, officers, directors, employees, affiliated entities, partners, privies, and attorneys (collectively the “Parties Released By Slan Limited”), from any and all causes of action, suits, claims, liens, demands, judgments, indebtedness, costs, damages, obligations, attorneys’ fees, losses, claims, controversies, liabilities, demands, and other legal responsibilities in any form or that (a) were or could have been asserted in VeriFone’s Indemnification Certificate and/or (b) relate to the Agreements, and/or (c) relate to the Transaction in any way and/or (d) relate to the sale or operation of the Smart 5000 device in any way, including without limitation those arising out of or in any way related to the Released Claims (collectively the “Claims Released By Slan Limited”).

6. Release and Waiver of Rights Under Section 1542. Trintech and the Parties Released By VeriFone, on the one hand, and VeriFone and the Parties Released By Trintech, on the other hand, hereby expressly waive and relinquish any rights and benefits afforded by Section 1542 of the California Civil Code, as well as any other similar provision of any other State, as against each other, and do so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542, which reads as follows:

Section 1542. A general release does not extend to claims which the creditor does not now know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

The Parties intend that the provisions regarding the disputes released in this Agreement be construed as broadly as possible, and incorporate similar federal, state or other laws, all of which are similarly waived. The Parties acknowledge and understand that they might later discover facts in addition to or different from those which they now know or believe to be true with respect to the subject matter of this Agreement, but that it is their intention to hereby fully, finally and forever to settle and release all matters, known or unknown, suspected or unsuspected, with respect to the Agreements and the sale of the Business, which now exist, might exist, or previously existed between the Parties as set forth in paragraphs 3 and 4 above. This Agreement is intended to be and is final and binding, regardless of any claims of misrepresentation, concealment of fact, or mistake of law or fact and shall be and remain in effect as a full and complete release of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative to this Agreement. In furtherance of such intention, the Parties agree that the releases given pursuant to this Agreement shall remain in effect as a full and complete release, notwithstanding the discovery or existence of any such additional or different facts. For the avoidance of doubt, this wavier of section 1542 does not apply to any claims or matters that do not arise from or are unrelated to the Agreements or the sale of the Business.

7. No Other Pending Or Future Claims. Each of the parties represents that they have no other charges, lawsuits, or claims of any kind against VeriFone, Trintech, Slan, or any other Parties Released By VeriFone (as that term is defined in paragraph 3 above) or Parties Released by Trintech (as that term is defined in paragraph 4 above) or Parties Released by Slan (as that term is defined in paragraph 5 above) presently pending before any state, federal or other court, any state or federal agency, or any other governmental entity. If, arguendo, any such charges or claims are pending, VeriFone Trintech, and Slan agree that they immediately will withdraw or dismiss them with prejudice.

The Parties agree that they shall not file or cause to be filed and shall not prosecute in any manner in any forum or jurisdiction any claims, charges, or actions against VeriFone, Trintech or any other Parties Released by VeriFone, Parties Released by Trintech, or Parties Released by Slan Limited at any time with respect to any claim released in this Agreement. If any agency or court assumes jurisdiction over any such claim, complaint or action against any Parties Released By VeriFone, Parties Released By Trintech, or Parties Released by Slan, then VeriFone, Trintech, and/or Slan Limited, as appropriate, shall request that such agency or court dismiss the matter with prejudice. The Parties also agree that they shall not accept any remedy obtained through efforts of any such agency or court.

8. Sole Entitlement. Plaintiffs acknowledge and agree that no other monies or benefits are owing to them except as set forth in this Agreement.

9. Attorneys’ Fees and Costs. Each Party shall bear all of its own attorneys’ fees and costs, including any fees and costs owing to or incurred by its own counsel in connection with the Released Matters, this Agreement, and all related matters.

10. Cooperation. The Parties agree to cooperate fully, to execute and deliver any and all supplementary documents, and to take all additional actions, which reasonably may be necessary or appropriate to give full force and effect to the basic terms and intent of this Agreement without the receipt of further consideration.

11. Other Miscellaneous Provisions.

a. Governing Law/Enforceability. The substantive laws of the State of California shall govern this Agreement without regard to any choice of law analysis.

b. Enforceability. The Parties understand and agree that this Agreement was entered into in the context of settlement discussions and is fully enforceable, including without limitation pursuant to California Code of Civil Procedure Section 664.6. The Parties agree not to challenge this Agreement as illegal, invalid, or unenforceable.

c. Severability. If any provision of this Agreement is determined to be invalid or unenforceable, all of the other provisions shall remain valid and enforceable notwithstanding, unless the provision found to be unenforceable is of such material effect that this Agreement cannot be performed in accordance with the intent of the Parties in the absence any such provision.

d. Integrated Agreement. No promise, inducement or agreement other than what has been specifically expressed in this Agreement has been made by any of the Parties. This Agreement constitutes a single integrated contract expressing the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all previous understandings, whether written or oral. There are no other agreements, written or oral, express or implied, between the Parties concerning the subject matter of this Agreement. This Agreement is a fully integrated contract.

e. Modification. This Agreement can be amended, modified or terminated only by a writing executed by the Parties.

f. Authority and Capacity. The Parties expressly represent and warrant that that they have the authority and capacity to execute this Agreement and that they have not assigned or otherwise transferred any rights or claims being released by this Agreement. VeriFone agrees that in the event any other person or entity related (including but not limited to a corporate familial relationship, to a past, present, or current agency relationship, and/or to a past, present, or current advisory relationship) in any way to VeriFone makes any claim against any of the Parties Released By VeriFone based upon or covered by any of the Claims Released by VeriFone, or if VeriFone precipitates any such claim against any of the Parties Released By VeriFone, VeriFone will defend and indemnify Trintech and any of the Parties Released by VeriFone against any such claims.

g. Execution in Counterparts and by Facsimile. This Agreement may be executed in one or more counterparts, all of which shall constitute one and the same document. Counterparts may be exchanged by facsimile. Each counterpart, whether an original signature or a facsimile copy, shall be deemed an original as against any party who signed it.

h. No Prejudice to the Drafter. Each Party has had a full and complete opportunity to review this Agreement, and make suggestions or changes, as has counsel for each Party. Accordingly, each Party understands that this Agreement is deemed to have been drafted jointly by the Parties, and the Parties agree that the common law principles of construing ambiguities against the drafter shall have no application. It should be construed fairly and not in favor of or against one Party as to the drafter.

12. Effective Date. This Agreement shall be effective when it is fully executed by all Parties and their counsel.

13. Voluntary Agreement. The Parties state that they are fully competent to manage their business affairs, that they have carefully read this Agreement, that they fully understand its final and binding effect, that the only promises made to them to sign this Agreement are those stated and contained in this Agreement, that they have had an opportunity to discuss this Agreement with their respective attorneys, and that they are signing this Agreement knowingly and voluntarily.

AGREED AND ACCEPTED:

Dated: October 28, 2008	VERIFONE SINGAPORE PTE LTD.

By:

Dated: October 28, 2008	TRINTECH GROUP, PLC

By:

Dated: October 28, 2008	SLAN LIMITED

By:

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